EXHIBIT 10.7.1

AMENDMENT TO AMENDED AND RESTATED
FEEDSTOCK AND SHARED SERVICES AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED FEEDSTOCK AND SHARED SERVICES AGREEMENT (this "Amendment") is entered into as of December 30, 2013 by Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company ("Refinery Company"), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company ("Fertilizer Company").

RECITALS

Refinery Company and Fertilizer Company entered into an Amended and Restated Feedstock and Shared Services Agreement effective as of April 13, 2011 (the "Agreement"), pursuant to which the parties agreed to provide each other with certain Feedstocks and Services for use in their respective production processes and certain other related matters. Refinery Company and Fertilizer Company desire to amend the Agreement in the manner set forth in this Amendment.

The parties agree as follows:

1.Capitalized Terms. Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

2.Definition of mmscfd. Article 1 of the Agreement is hereby amended by adding the following definition of “mmscfd” to the list of defined terms in said Article in the appropriate place in said Article based on alphabetical order:

“mmscfd” means one million scf per day.

3.Hydrogen Supply. Section 2.9 of the Agreement is hereby amended by amending and restating subsections (a) and (b) of said Section to read as follows:

* * *

(a)    Upon reasonable request by Refinery Company from time to time during the term of this Agreement, and to the extent available to Fertilizer Company, Fertilizer Company agrees to provide Hydrogen to Refinery Company in accordance with the specifications set forth on Exhibit B and for the applicable prices set forth on Exhibit B, in each case subject to the following:

(i)    Fertilizer Company will not be obligated to provide any Hydrogen to Refinery Company if such Hydrogen is required, as determined in a commercially reasonable manner by Fertilizer Company based on its then current or anticipated operation requirements, for the operation of the Fertilizer Plant;

(ii)    Fertilizer Company will not be obligated to provide any Hydrogen to Refinery Company if Fertilizer Company or the board of directors of the general partner of CVR Partners, LP (the sole member of Fertilizer Company) determines, in each case in their sole discretion, that such sale of Hydrogen would adversely affect the classification of CVR Partners, LP as a partnership for federal income tax purposes; and

(iii)    Fertilizer Company will not be obligated to provide any Hydrogen to Refinery Company if Fertilizer Company determines in its sole discretion that such sale of Hydrogen would not be in Fertilizer Company’s best interest.

(b)    Upon reasonable request by Fertilizer Company from time to time during the term of this Agreement, and to the extent available to Refinery Company, Refinery Company agrees to provide Hydrogen to Fertilizer Company in accordance with the specifications set forth on Exhibit B and for the applicable prices set forth on Exhibit B, in each case subject to the following:

(i)    Refinery Company will not be obligated to provide any Hydrogen to Fertilizer Company if such Hydrogen is required, as determined in a commercially reasonable manner by Refinery Company based on its then current or anticipated operation requirements, for the operation of the Refinery; and

(ii)    Refinery Company will not be obligated to provide any Hydrogen to Fertilizer Company if Refinery Company or the board of directors of the general partner of CVR Refining, LP (the sole member of CVR Refining, LLC, the sole member of Refinery Company) determines, in each case in their sole discretion, that such sale of Hydrogen would adversely affect the classification of CVR Refining, LP as a partnership for federal income tax purposes.

(iii)    Refinery Company will not be obligated to provide any Hydrogen to Fertilizer Company if Refinery Company determines in its sole discretion that such sale of Hydrogen would not be in Refinery Company’s best interest.

* * *

4.Exhibit B. Exhibit B of the Agreement is hereby amended and restated by replacing said Exhibit B in its entirety by the Amended Exhibit B attached to this Amendment.
5.Effective Date of Amendments. The amendments set forth above in Sections 2, 3, and 4 of this Amendment shall be made effective as of October 1, 2013.

6.Ratify Agreement. Except as expressly amended hereby, the Agreement will remain unamended and in full force and effect in accordance with its terms. The amendments provided herein will be limited precisely as drafted and will not constitute an amendment of any other term, condition or provision of the Agreement. References in the Agreement to "Agreement", "hereof", "herein", and words of similar import are deemed to be a reference to the Agreement as amended by this Amendment.

7.Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.

[signature page follows]

The parties have executed this Amendment as of the date first written above.

Coffeyville Resources Refining & Marketing, LLC		Coffeyville Resources Nitrogen Fertilizers, LLC

By:	/s/ Robert W. Haugen	By:	/s/ Byron R. Kelley
Name:	Robert W. Haugen	Name:	Byron R. Kelley
Title:	Executive Vice President, Refining Operations	Title:	Chief Executive Officer and President

AMENDED EXHIBIT B
DATED OCTOBER 1, 2013
ANALYSIS, SPECIFICATIONS AND PRICING FOR FEEDSTOCK AND SERVICES

FEEDSTOCKS:

Hydrogen

- Gaseous
- Purity	not less than 99.9 mol.%
- Flow	21 mmscf/day maximum
- Pressure	450 psig ± 30 psi
- Carbon Monoxide	less than 10 ppm
- Carbon Dioxide	less than 10 ppm
- Price for sales from Fertilizer Company to Refinery Company
For the first 1.675 mmscfd (aggregated monthly) of Hydrogen, the Hydrogen price shall be $0.46 per 100scf based on an Ammonia Price of $300.00 per short ton. For any Hydrogen in excess of 1.675 mmscfd (aggregated monthly), the Hydrogen price for such excess Hydrogen shall be $0.55 per 100scf based on a UAN Price of $150.00 per short ton. The Hydrogen price per 100scf shall adjust as of the first day of each calendar month up or down in the same percentage as the Ammonia Price or UAN Price for the immediately preceding calendar month adjusts up or down from $300.00 per short ton or $150.00 per short ton, respectively.

- Price for sales from Refinery Company to Fertilizer Company
The Hydrogen price shall be 62% multiplied by the Fuel Price, where the "Fuel Price" is the price of natural gas measured at a per mmbtu rate based on the price for natural gas actually paid by Refinery Company and Fertilizer Company for the month preceding the sale.

- Flow Measurement
All Hydrogen flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be pressure and temperature compensated and totalized by the Fertilizer Plant's Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company's request.

Nitrogen

- Gaseous
- Purity	99.99 mol. % (minimum) (5 ppm oxygen maximum)
- Pressure	180 psig (+ 10 psig)
- Flow	20,000 scfh (normal); 40,000 scfh (maximum)
- Temperature	Ambient
- Price
$0.25 per cscf based on a total electric energy cost of $0.035 per KWH; provided, however, that this price will increase or decrease in the same percentage as the Fertilizer Company's electric bill from the City of Coffeyville (or from such other electric utility provider as the Fertilizer Company may have from time to time in the future) increases or decreases on a per/KWH basis and each such price adjustment shall apply to any gaseous nitrogen sold by Fertilizer Company after the date of such adjustment to the date of the next adjustment.

- Flow measurement
All Nitrogen flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be pressure and temperature compensated and totalized by the Fertilizer Plant's Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company's request.

Oxygen

-Gaseous
-Purity	99.6 mol. % (minimum)
-Pressure	65 psig (± 5 psig)
-Flow	29.8 STPD (maximum)
-Temperature	Ambient
- Price	$0 per short ton for daily tons up to 10 STPD $70 per short ton for daily tons from 10 STPD to 29.8 STPD

Such prices per short ton are based on a total electric cost of $0.035 per KWH; provided, however, that these prices per short ton will increase or decrease in the same percentage as the Fertilizer Company's electric bill from the City of Coffeyville (or from such other electric utility provider as the Fertilizer Company may have from time to time in the future) increases or decreases on a per/KWH basis and each such price adjustment shall apply to any gaseous Oxygen sold by Fertilizer Company after the date of such adjustment to the date of the next adjustment.

- Flow measurement
All Oxygen flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be pressure and temperature compensated and totalized by the Fertilizer Plant's Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company's request.

Sour water

- Composition	.80% ammonia (maximum) 0.05 mol. % H2S (maximum)
-Pressure	90 psig (maximum) 35 psig (minimum)
-Temperature	125°F (normal)
-Flow	20 gpm (maximum) 12 gpm (normal)
-Price	zero dollars ($0)

High Pressure Steam

- Pressure	600 psig ± 10 psi (normal)
- Flow (Gasifier Startup)	As available, up to 75,000 pounds per hour (to Fertilizer Company)
(normal)	As available, 50,000 + 20,000 pounds per hour (to Refinery Company)
-Price	The price is dependent upon the natural gas price (symbolized by "NGP" in the formulae below) and "steam flow" in the formulae below is determined by the Fertilizer Plant's process control computer:
To Fertilizer Company:	Price = (1.22)(NGP)(steam flow)/1000
To Refinery Company:	Price = (1.10)(NGP)(steam flow)/1000

For purposes of determining the price of High Pressure Steam hereunder, NGP means the price of natural gas measured at a per mmbtu rate based on the price for natural gas actually paid by Refinery Company for the month preceding the sale. Notwithstanding anything to the contrary set forth herein, Refinery Company shall have no obligation to pay for High Pressure Steam during periods when Refinery Company is flaring fuel gas.

- Flow measurement
All High Pressure Steam flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be totalized by the Fertilizer Plant's Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company's request.

Low Pressure Steam

-Flow	Variable
-Pressure	Approximately 120-170 psi
-Price	zero dollars ($0)

Tail Gas

- Gaseous
- Flow measurement
All Tail Gas flows will be measured by a standard sharp edge orifice plate or annubar and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be pressure and temperature compensated and totalized by the Fertilizer Plant's Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company's request.

- LHV / HHV	LHV means the lower heating value, and HHV means the higher heating value.
- Tail Gas Price
VOLTG x LHVTG x PRICENG x (HHVNG / LHVNG)

For purposes of the foregoing formula:

VOLTG = the volume of the Tail Gas stream in scf for the month

LHVTG = the average LHV of the weekly samples of the Tail Gas stream analyzed for the previous month; the Refinery Company and the Fertilizer Plant will mutually agree on the Btu Content for the first month of operation following the Commencement Date

PRICENG = the price of natural gas measured at a per mmbtu rate (and at the HHV) based on the price for natural gas actually paid by Refinery Company for the month preceding the sale

HHVNG = the HHV of natural gas or 1012 Btu/scf

LHVNG = the LHV of natural gas or 911 Btu/scf

- Capital Cost
The "Capital Cost" is the aggregate capital expenditures incurred by Refinery Company to procure, construct and install the piping, pipe supports, control valve station, flow meter and associated instrumentation needed to connect the PSA at the Fertilizer Plant to the #1 Boiler at the Refinery, for purposes of the delivery of Tail Gas.

- Capital Recovery Fee	The "Capital Recovery Fee" is the monthly amount needed for Refinery Company to recover the Capital Cost using straight-line depreciation over a three-year period at an interest rate of 12% per annum.
- Return Fee	The monthly amount needed to net to the Refinery Company a 15% per annum return on their investment of the Capital Cost.
- Commencement Date	The "Commencement Date" will be the date upon which the delivery of Tail Gas to the Refinery begins.
- Net Price
Upon the Commencement Date, the net price for the Tail Gas for the first three years will be computed by taking the Tail Gas Price minus the Capital Recovery Fee. Following the initial three-year period and continuing for one year thereafter, the net price for the Tail Gas will be computed by taking the Tail Gas Price minus the Return Fee. Following the initial four-year period, the net price for Tail Gas will be the Tail Gas Price. Notwithstanding anything to the contrary set forth herein, Refinery Company shall have no obligation to pay for Tail Gas during periods when Refinery Company is flaring fuel gas.

Refinery Company will pay Fertilizer Company on a monthly basis for all Tail Gas purchased.

SERVICES:

Firewater

- Pressure	185 psig (maximum) 100 psig (minimum)
- Temperature	70°F (normal)
- Flow	2,000 gpm (maximum) 0 gpm (normal)
-Price	zero dollars ($0)

Instrument Air

- Purity	-40°F dew point (normal operating)
- Pressure	125 psig + 10 psi (normal operating)
- Flow	4000 scfm maximum (normal operating)
- Temperature	ambient
- Price

To the Refinery Company:
$18,000 per month (prorated on a per diem basis to reflect the number of days, including partial days, in the applicable month that Instrument Air is provided) based on $.035 total laid in cost per KWH; provided, that this price will increase or decrease in the same percentage as the Fertilizer Company's total laid in cost for electricity from the City of Coffeyville (or from such other electric utility provider as the Fertilizer Company may have from time to time in the future) increases or decreases on a per/KWH basis and each such price adjustment shall apply to any Instrument Air sold by Fertilizer Company after the date of such adjustment until the date of the next adjustment; provided, however, that such cost shall be reduced on a pro-rata basis for each day that such Instrument Air is not available from the Linde Facility.

To the Fertilizer Company:
$18,000 per month (prorated on a per diem basis to reflect the number of days, including partial days, in the applicable month that Instrument Air is provided) based on $.039 total laid in cost per KWH; provided, that this price will increase or decrease in the same percentage as the Refinery Company's total cost for electricity from Kansas Gas and Electric Company (or from such other electric utility provider as the Refinery Company may have from time to time in the future) increases or decreases on a per/KWH basis and each such price adjustment shall apply to any Instrument Air sold by Refinery Company after the date of such adjustment until the date of the next adjustment.

- Flow measurement
All Instrument Air flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be totalized by the Fertilizer Plant's Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company's request.

Security
Fertilizer Company shall pay Refinery Company a pro rata share of Refinery Company's direct costs of providing security services for the entire Fertilizer Plant/Refinery complex, which pro rata share shall be mutually agreed upon by the Parties based upon a commercially reasonable allocation of such costs in relation to the security services as provided to the Fertilizer Plant and the Refinery.